As filed with the Securities and Exchange Commission on October 16, 2009

Registration No. 333-89395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CHARLOTTE RUSSE HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0724325
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Frederick G. Silny

Chief Financial Officer

4645 Morena Boulevard

San Diego, California 92117

(858) 587-1500

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

1996 LONG-TERM INCENTIVE PLAN

1999 LONG-TERM INCENTIVE PLAN

1999 EQUITY INCENTIVE PLAN

1999 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Copies to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Marilyn French, Esq.

Tel: 617-772-8319

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Charlotte Russe Holding, Inc., a Delaware corporation (the “Company”), removes from registration all shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, registered under the Registration Statement on Form S-8 (Registration Number 333-89395) filed by the Company on October 20, 1999 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, pertaining to the registration of 2,924,600 shares of Common Stock offered under the 1996 Long-term Incentive Plan, the 1999 Long-term Incentive Plan, the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan (collectively, the “Plans”).

On August 24, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Advent CR Holdings, Inc., a Delaware corporation (“Parent”), and Advent CR, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 12:01 a.m. on October 14, 2009 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by Parent or its subsidiaries or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $17.50 per share in cash, without interest and less any required withholding taxes.

The Company has terminated the Plans and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 16th day of October, 2009.

CHARLOTTE RUSSE HOLDING, INC.
By:	/s/ Frederick G. Silny
	Name:	Frederick G. Silny
	Title:	Chief Financial Officer (Principal Financial Officer), Principal Accounting Officer, Executive Vice President and Treasurer

Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on this 16th day of October 2009 in the capacities indicated.

Signature	Title

/s/ Jenny Ming	Chief Executive Officer (Principal Executive Officer), President and Director
Jenny Ming

/s/ Frederick G. Silny	Chief Financial Officer (Principal Financial Officer), Principal Accounting Officer, Executive Vice President and Treasurer
Frederick G. Silny

/s/ David Mussafer	Chairman of the Board of Directors
David Mussafer

/s/ Andrew W. Crawford	Secretary and Director
Andrew W. Crawford

Pursuant to the requirements of Securities Act of 1933, the trustees (or other persons who administer the Plans) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on this 16th day of October, 2009.

Signature	Title
/s/ David Mussafer	Chairman of the Board of Directors
David Mussafer

/s/ Jenny Ming	Chief Executive Officer, President and Director
Jenny Ming

/s/ Andrew W. Crawford	Secretary and Director
Andrew W. Crawford